 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2015

Signet International Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-51185	16-1732674
(State of incorporation)	(Commission File Number)	(IRS Employer ID Number)

205 Worth Avenue, Suite 316, Palm Beach, Florida 33480

(Address of principal executive offices)

(561) 832-2000

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

DR. BARRY G. BLUNDELL, PhD JOINS SIGNET AS CHIEF CONSULTANT

Palm Beach, FL July 14, 2015… E. W. Letiziano, CEO Signet International Holdings, Inc. announced today that world renowned Physicist Barry G. Blundell, PhD, has committed to contribute to the company’s initiative in furthering 4-D volumetric science. Dr. Blundell is the internationally celebrated scholar who has published numerous White Papers and 5 books elucidating the discipline of volumetric delivery systems. He joins the company’s V/P and Chief Scientist, Yevgeny Nemirovskiy who has also achieved the development of his SeproSight technology. His proven prototype delivers the highest degree of image separation never before seen.

Dr. Blundell, PhD has developed his SpaceTable, which is a glasses-free interactive display that supports parallax viewing allowing viewers to change viewing positions and even interact with the images. SpaceTable offers a God’s Eye View. Imagine those special TV events such as a football game where complete view of the entire field can give the viewer not only the play in progress but also the activity of the action surrounding the play. SpaceTable will deliver dramatic results in many genres of applications.

“We are very pleased Dr. Blundell shares our vision in Signet. Clearly, he sees the enormous growth we will soon experience,” says Letiziano. “Both our Scientists, who, like their predecessor Nobel Prize winners, have devoted their careers to the science of image separation in the discipline of 4-D volumetric optics. We are very proud to announce this affiliation and even more - their recent accomplishments. Their prototypes are completed and they work.”

Signet’s next step is to fund building the first models to be demonstrated to the multinational manufacturers who will negotiate for rights and/or licensing agreements; in either case, Signet technology will be embedded in just about anything that is viewed on a screen, including , with a new twist: a new use of a coffee table.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14,2015	Signet International Holdings, Inc.

	By:	/s/ Ernest W. Letiziano
Ernest W. Letiziano, President, Chief Executive Officer

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